First Foundation Inc. (NASDAQ: FFWM) July 26, 2022

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS SECOND QUARTER 2022 RESULTS

●	Second quarter net income of $33.3 million and earnings per share of $0.59.
●	Total revenues of $95.2 million in second quarter 2022.

● ● ● ● ●
2Q22 Key Financial Data

Profitability Metrics	2Q22	1Q22	2Q21
Return on average assets (%)	1.24	1.18	1.40
Return on average common equity (%)	12.2	11.5	14.4
Return on tangible common equity (%) (a)	15.5	14.7	16.7
Net interest margin (%)	3.18	3.00	3.20
Efficiency ratio (%) (a)	50.7	53.1	47.3

Income Statement (b)	2Q22	1Q22	2Q21
Net interest income	$81,805	$74,494	$57,910
Noninterest income	$13,400	$15,427	$14,035
Net income attributable to common	$33,316	$30,836	$26,054
Diluted earnings per common share	$0.59	$0.55	$0.58
Dividends declared per common share	$0.11	$0.11	$0.09

Balance Sheet (b)	2Q22	1Q22	2Q21
Total loans	$8,938,841	$7,397,464	$5,512,888
Total deposits	$9,538,744	$8,957,518	$7,106,802
Net charge-off ratio	(0.01)%	0.00%	0.01%
Tangible book value per share (a)	$15.61	$15.21	$14.27
Tier 1 Leverage Ratio	8.81%	9.14%	8.32%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Return on average assets of 1.24%.
●
Return on average tangible equity of 15.5%.
●
Tangible book value per share of $15.61.
●
Net interest margin of 3.18%.
●
Deposit costs remained low at 0.28%.
●
Record quarterly originations of $2.2 billion; 98% growth year-over-year.
●
Repurchased $2.5 million of stock.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $33.3 million, or $0.59 per diluted share, for the second quarter of 2022, compared to net income of $30.8 million, or $0.55 per diluted share, for the first quarter of 2022.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.11 per common share, payable on August 16, 2022, to common shareholders of record as of August 6, 2022.

Scott F. Kavanaugh CEO

“First Foundation experienced another quarter of solid performance,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “We generated $95.2 million in revenue and $33.3 million in earnings while our return on average assets ended the quarter at 1.24%. Even in the midst of an uncertain economic environment, our offering continues to generate strong results, as loan originations totaled a record $2.2 billion for the quarter and deposits increased by $581 million, while wealth management inflows from new clients were $100 million. Our strong and diversified balance sheet, robust business model, and financial discipline, position us well to continue to deliver value for our stakeholders while helping our clients navigate the economic uncertainty ahead. As we look to the second half of 2022, our focus remains on investing in outstanding talent, employing innovative technology, and expanding within key markets while continuing to provide exceptional client service.”

David DePillo President

“It was an impressive quarter for our lending operation as we experienced record levels of loan originations driven by our organic growth engine,” said David DePillo, President of First Foundation Inc. “We have accomplished this while maintaining strong asset quality as evidenced by the decrease of our nonperforming assets (“NPAs”) to 15 basis points. Our deposit growth during the quarter reflects our ability to increase funding from diverse sources, including online, retail, and commercial, and we managed to keep deposit costs low at 28 basis points even amidst rapidly rising interest rates. Our approach to delivering high-touch and high-tech financial solutions for our clients has served us well through various economic cycles. Our team of talented bankers continues to focus on cultivating relationships with our clients who turn to us for expertise across a host of financial matters. We seek to be the bank of choice for clients wherever they are in their financial journey.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

2Q22 Highlights
Financial Results:
●
Total revenues were $95.2 million in the quarter, an increase of 6% from the first quarter of 2022, and an increase of 32% from the second quarter of 2021.
●
NPAs to total assets decreased to 0.15%.
●
Return on average tangible equity of 15.5%.
●
Return on average assets of 1.24%.
●
Efficiency ratio of 50.7% for the quarter.
●
Total tangible shareholders’ equity of $880 million, tangible book value of $15.61 per share and tangible common equity to tangible assets of 7.98%.
●
Net interest margin (“NIM”) improved to 3.18% for the quarter as excess liquidity was deployed into loans.
●
Advisory and Trust divisions achieved a combined pre-tax profit margin of 24% in the quarter.

Other Activity:
●
Core systems successfully converted for TGR Financial in May 2022.
●
Allowance for credit losses for loans increased by $339 thousand in the quarter to $33.2 million, primarily as a result of increased loan balances, offset by the release of specific reserves related to Purchased Credit Deteriorated (“PCD”) loans from prior acquisitions.
●
Loan originations totaled $2.2 billion for the quarter, a record quarter for us; commercial business originations of $1.2 billion, also a record for the company, were 56% of the total quarterly originations.
●
Core deposits increased to 99% of total deposits from 98% the prior year, with 72% of core deposits attributed to commercial business deposits.
●
Cost of deposits were 0.28%.
●
Assets under management (“AUM”) at FFA ended the quarter at $4.8 billion, while trust assets under advisement (“AUA”) at FFB were $1.2 billion.
●
Repurchased $2.5 million of stock at a weighted average price of $21.00.

Spotlight

Vision List – Outperforming Stock

Bank & Thrift Sm-All Stars Class

First Foundation Inc. (FFWM) made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the second time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

Barron’s and CNBC Top 100 Independent Advisors

Top Performing Bank with Assets Greater than $10B

First Foundation Advisors (FFA) was selected as one of America’s top independent financial advisors, as identified by Barron's. Also, FFA was included in The CNBC FA 100 which recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation Bank ranked as the 6th best performing bank in 2021 with assets greater than $10B. S&P Global Market Intelligence calculated scores for each bank on key metrics, including returns, growth, and efficiency but placed a premium on the strength and risk profile of balance sheets.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Details

Loans

Loans increased $1.5 billion, or 19.3%, to $9.4 billion as of June 30, 2022, compared to $7.9 billion as of March 31, 2022, and increased $3.4 billion, or 56.8%, compared to $6.0 billion as of June 30, 2021. The increases in loan balances were primarily due to an increase in loan fundings, which in the second quarter of 2022 were $2.2 billion, an increase of $1.1 billion, or 95.5%, from the first quarter of 2022 and an increase of $1.1 billion, or 98.1%, from the second quarter of 2021. Loan balances during the second quarter of 2022 were also impacted by loan payoffs of $719 million, compared to payoffs of $657 million in the first quarter of 2022 and $752 million in the second quarter of 2021. The current pipeline continues to remain at strong levels going into the third quarter for multifamily and other commercial business loans.

Contributing to loan originations during the quarter, our commercial business division funded a record $1.2 billion of new commercial loans during the second quarter of 2022, of which 30% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $518 million of public finance loans, $289 million of commercial term loans, $33 million of owner occupied commercial real estate loans, and $32 million of equipment finance leases. The large increase in public finance loans was driven by a temporary increase in demand for bank loans away from the bond market by public municipalities, following dramatic interest rate market movements in the second quarter. Our public finance division has become a strategic component of our business originations, benefiting both our credit quality with historically low loan losses, while also lowering our effective tax rate over time. We anticipate heightened originations in this channel through July, as this pipeline is funded, with a return to our historical run rate starting in August.

Investment Securities

Investment securities were $1.2 billion as of June 30, 2022, and March 31, 2022, and increased $436.2 million, or 56.9%, compared to $745.9 million as of June 30, 2021. The increase from June 30, 2021 was primarily due to the investment securities acquired in the TGR Financial acquisition during the fourth quarter of 2021.

The allowance for credit losses for investments increased by $0.5 million from the prior quarter, to $11.2 million as of June 30, 2022, from $10.7 million as of March 31, 2022, and increased $2.1 million, from $9.1 million as of June 30, 2021. The increase was a result of faster than expected prepayments that negatively impacted the projected cash flows on interest-only strip securities.

Deposits and Borrowings

Deposits were $9.5 billion as of June 30, 2022, an increase of $581 million, or 6.5%, compared to $9.0 billion as of March 31, 2022, and an increase of $2.4 billion, or 34.2%, compared to $7.1 billion as of June 30, 2021. Deposit growth during the second quarter of 2022 compared to the first quarter of 2022 was primarily driven by an increase of $291.3 million, or 8.8%, in non-interest bearing demand deposits, largely attributable to our commercial deposit services division, and an increase in money market and savings accounts of $277.3 million, or 10.7%, largely attributable to our retail branches and digital bank channel.  Noninterest-bearing demand deposits measured 37.6% of total deposits as of June 30, 2022, compared to 36.8% of total deposits as of March 31, 2022, while core deposits increased by $581 million compared to the linked quarter, and measured 99% of total deposits as of June 30, 2022, and March 31, 2022. Commercial business deposits were 74% of total core deposits as of June 30, 2022.

Our loan to deposit ratio measured 98.8% as of June 30, 2022, compared to 88.2% as of March 31, 2022, and 84.6% as of June 30, 2021.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Borrowings were $493.7 million as of June 30, 2022, compared to $326.0 million as of March 31, 2022. Borrowings increased in the second quarter of 2022 compared to the linked quarter primarily due to the addition of $149 million in FHLB advances to fund the increase in new loan volume.

Private Wealth Management and Trust Assets

AUM was $4.8 billion as of June 30, 2022, compared to $5.5 billion as of March 31, 2022. There were $100 million of new accounts and $77 million of net withdrawals in the second quarter of 2022. AUA at FFB’s Trust Department was $1.2 billion as of June 30, 2022, compared to $1.3 billion as of March 31, 2022. The Advisory and Trust divisions achieved a combined pre-tax profit margin of 24% in the quarter.

Net Interest Income

Net interest income increased in the linked quarter by $7.3 million, from $81.8 million for the second quarter of 2022, compared to $74.5 million in the first quarter of 2022, and increased by $23.9 million, from $57.9 million in the second quarter of 2021. Interest income from loans increased 13.9% to $82.0 million for the second quarter of 2022 compared to $72.0 million in the first quarter of 2022, and increased 46.5% compared to $56.0 million for the second quarter of 2021, driven primarily by an increase in average loan balances. Interest income from investment securities and interest-earning cash was $7.9 million for the second quarter of 2022, compared to $7.1 million for the first quarter of 2022, and $5.4 million in the second quarter of 2021. The increase in the linked quarter was primarily due to an increase in rates on interest-earning cash held at the Federal Reserve. The prior year quarter change was due primarily to an increase in average securities balances.

Interest expense increased 75.6% to $8.2 million in the second quarter of 2022, compared to $4.7 million in the first quarter of 2022, and increased from $3.5 million in the second quarter of 2021. The linked quarter increase in interest expense was driven primarily by an 88.8% increase in interest expense on deposits and a 41.3% increase in interest expense on borrowings. Interest expense on deposits and borrowings increased due to increased costs of interest-bearing deposits, resulting from increases in deposit rates, and increased costs of borrowings, as the average rate on FHLB advances and other borrowings increased from 1.74% in the first quarter of 2022, to 2.27% in the second quarter of 2022.

Net Interest Margin

Net interest margin (“NIM”) was 3.18% in the second quarter of 2022, compared to 3.00% in the first quarter of 2022, and 3.20% in the second quarter of 2021. The NIM increase in the linked quarter was primarily driven by an increase in the yield on interest earning assets, which increased to 3.50% in the second quarter of 2022, from 3.19% in the first quarter of 2022, offset partially by an increase in deposit costs in the linked quarter, from 0.15% in the first quarter of 2022, to 0.28% in the second quarter.

Noninterest Income

Noninterest income was $13.4 million in the second quarter of 2022, compared to $15.4 million in the first quarter of 2022 and $14.0 million in the second quarter of 2021.

Noninterest income during the second quarter of 2022 was comprised primarily of $7.7 million of investment advisory fees from Wealth Management, $2.1 million of trust administrative and consulting fees, $2.1 million of loan and servicing fees, $0.7 million of deposit account fees and other income of $0.8 million. The linked quarter

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

decrease in noninterest income was primarily due to a decrease of $0.5 million in loan prepayment fees and a $1.1 million gain on a sale-leaseback transaction in the first quarter of 2022.

Noninterest Expense

Noninterest expense increased 2.5%, to $48.8 million for the second quarter of 2022, compared to $47.6 million for the first quarter of 2022, and increased 37.0%, compared to $35.6 million for the second quarter of 2021. Compensation and benefits were $27.6 million in the second quarter of 2022, compared to $29.8 million in the first quarter of 2021, and $20.2 million in the second quarter of 2021.  Customer service costs increased from $1.8 million in the first quarter of 2022, to $4.6 million in the second quarter of 2022. The decrease in compensation and benefits in the second quarter of 2022 was primarily due to merit increases and annual bonus and commission payouts in the first quarter. The increase in customer service costs were due to increases in the earnings credit rates paid on the related deposit balances.

Our efficiency ratio for the second quarter of 2022 was 50.7%, compared to 53.1% for the first quarter of 2022 and 47.3% in the second quarter of 2021. The linked quarter decrease in the efficiency ratio was primarily due to the $7.3 million increase in net interest income. The efficiency ratio for the first quarter in 2022 excludes a $1.1 million gain on a sale-leaseback transaction.

Income Tax Expense

We recorded an income tax expense of $12.9 million in the second quarter of 2022, compared to an income tax expense of $12.3 million in the first quarter of 2022, and an income tax expense of $10.2 million in the second quarter of 2021. Our effective tax rate for the second quarter of 2022 was 27.9%, compared to 28.4% for the first quarter of 2022, and 28.2% for the second quarter of 2021.

Asset Quality

Total nonperforming assets were $11.1 million as of June 30, 2022, compared to $10.8 million as of March 31, 2022, and $16.2 million as of June 30, 2021. Our ratio of nonperforming assets to total assets was 0.15% as of June 30, 2022, compared to 0.16% as of March 31, 2022, and 0.20% as of June 30, 2021. Total delinquent loans were $8.7 million as of June 30, 2022, compared to $6.7 million as of March 31, 2022, and $2.6 million as of June 30, 2021.

Our allowance for credit losses for loans was $33.2 million, or 0.37% of total loans held for investment, as of June 30, 2022, compared to $32.8 million, or 0.44%, as of March 31, 2022, and $22.3 million, or 0.40%, as of June 30, 2021. The linked quarter increase in the allowance for credit losses for loans of $343 thousand was the result of a $2.8 million specific reserve release related to PCD loans from prior acquisitions, offset by an increase in allowance of $811 thousand related to impaired loans and an increase of $2.3 million related to the remaining loan portfolio, mainly due to an increase in loan balances. Net recoveries during the second quarter of 2022 were $164,000, compared to net charge-offs of $11,000 for the first quarter of 2022, and $91,000 of net charge-offs, or 0.01% of average loans annualized, for the second quarter of 2021.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 299.2% as of June 30, 2022, compared to 302.7% as of March 31, 2022, and 137.6% as of June 30, 2021.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Capital

As of June 30, 2022, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	June 30,	March 31,	June 30,	Regulatory
(unaudited)	2022	2022	2021	Requirements
Tier 1 leverage ratio	8.81%	9.14%	8.32%	5.00%
Common Equity Tier 1 ratio	11.01%	12.16%	11.58%	6.50%
Tier 1 risk-based capital ratio	11.01%	12.16%	11.58%	8.00%
Total risk-based capital ratio	11.46%	12.67%	12.17%	10.00%
Tangible common equity to tangible assets ratio [2]	7.98%	8.38%	8.15%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our June 30, 2022 FDIC call report.
(2)	Tangible common equity is an FFI non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.10 billion as of June 30, 2022, an increase from $1.08 billion and $734.0 million as of March 31, 2022, and June 30, 2021, respectively. Our tangible book value per common share was $15.61 as of June 30, 2022, compared to $15.21 as of March 31, 2022, and increased $1.34, compared to $14.27, as of June 30, 2021. The linked quarter increase in tangible book value per common share was attributable to positive EPS of $0.59 during the quarter, offset by $0.11 dividends per share.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on July 26, 2022 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 518-6930 using conference ID FFWMQ222.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that we filed with the SEC on February 28, 2022, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$173,524	$931,710	$969,646

Securities available-for-sale ("AFS")	251,496	269,030	745,850
Securities held-to-maturity ("HTM")	930,562	920,408	—
Allowance for credit losses - investments	(11,226)	(10,743)	(9,116)
Net securities	1,170,832	1,178,695	736,734

Loans held for sale	485,296	501,424	498,319

Loans held for investment	8,938,841	7,397,464	5,512,888
Allowance for credit losses - loans	(33,165)	(32,822)	(22,272)
Net loans	8,905,676	7,364,642	5,490,616

Investment in FHLB stock	17,250	17,250	17,250
Deferred taxes	21,471	18,047	9,618
Premises and equipment, net	37,160	35,904	8,183
Real estate owned ("REO")	6,210	6,210	—
Goodwill and intangibles	222,749	223,239	94,454
Other assets	209,072	197,675	114,314
Total Assets	$11,249,240	$10,474,796	$7,939,134

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,538,744	$8,957,518	$7,106,802
Borrowings	493,728	325,969	20,000
Accounts payable and other liabilities	113,859	108,734	78,314
Total Liabilities	10,146,331	9,392,221	7,205,116

Shareholders’ Equity:
Common Stock	56	57	45
Additional paid-in-capital	719,222	720,846	435,201
Retained earnings	392,704	365,604	287,997
Accumulated other comprehensive income (loss)	(9,073)	(3,932)	10,775
Total Shareholders’ Equity	1,102,909	1,082,575	734,018
Total Liabilities and Shareholders’ Equity	$11,249,240	$10,474,796	$7,939,134

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and	June 30,	March 31,	June 30,	June 30,
per share amounts)	2022	2022	2021	2022	2021
Interest income:
Loans	$82,032	$72,027	$55,979	$154,059	$109,510
Securities	6,621	6,360	4,927	12,981	10,133
Cash, FHLB Stock, and Fed Funds	1,318	757	497	2,075	898
Total interest income	89,971	79,144	61,403	169,115	120,541

Interest expense:
Deposits	6,340	3,358	3,387	9,698	8,010
Borrowings	1,826	1,292	106	3,118	392
Total interest expense	8,166	4,650	3,493	12,816	8,402

Net interest income	81,805	74,494	57,910	156,299	112,139

Provision for credit losses	173	(792)	44	(619)	404

Net interest income after provision for credit losses	81,632	75,286	57,866	156,918	111,735

Noninterest income:
Asset management, consulting and other fees	9,893	10,197	8,748	20,090	17,097
Gain on sale of loans	—	—	3,324	—	3,324
Other income	3,507	5,230	1,963	8,737	5,522
Total noninterest income	13,400	15,427	14,035	28,827	25,943

Noninterest expense:
Compensation and benefits	27,634	29,821	20,203	57,455	41,729
Occupancy and depreciation	8,814	8,567	5,710	17,381	11,870
Professional services and marketing costs	3,030	3,417	3,907	6,447	6,029
Customer service costs	4,611	1,788	2,353	6,399	4,123
Other expenses	4,716	4,025	3,444	8,741	6,377
Total noninterest expense	48,805	47,618	35,617	96,423	70,128

Income before taxes on income	46,227	43,095	36,284	89,322	67,550
Taxes on income	12,911	12,259	10,230	25,170	19,141
Net income	$33,316	$30,836	$26,054	$64,152	$48,409

Net income per share:
Basic	$0.59	$0.55	$0.58	$1.14	$1.08
Diluted	$0.59	$0.55	$0.58	$1.13	$1.07
Shares used in computation:
Basic	56,471,470	56,465,855	44,792,358	56,468,678	44,750,272
Diluted	56,519,669	56,565,845	45,101,958	56,543,492	45,057,330

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and per share amounts	June 30,	March 31,	June 30,	June 30,
and percentages)	2022	2022	2021	2022	2021
Selected Financial Data:
Return on average assets	1.24%	1.18%	1.40%	1.21%	1.32%
Return on average equity	12.2%	11.5%	14.4%	11.9%	13.6%
Return on average tangible equity (1)	15.5%	14.7%	16.7%	15.1%	15.8%
Efficiency ratio (2)	50.7%	53.1%	47.3%	51.9%	49.3%
Net interest margin	3.18%	3.00%	3.20%	3.10%	3.18%
Cost of deposits	0.28%	0.15%	0.20%	0.22%	0.25%
Loan to deposit ratio	98.8%	88.2%	84.6%	98.8%	84.6%
Noninterest income as a % of total revenues	14.1%	17.2%	19.5%	15.6%	18.8%
Loan originations	$2,243,950	$1,147,855	$1,132,664	$3,391,805	$1,897,962
Assets under management	4,821,779	5,455,742	5,319,862	4,821,779	5,319,862
Tangible common equity to tangible assets (1)	7.98%	8.38%	8.15%	7.98%	8.15%
Book value per share	$19.56	$19.16	$16.38	$19.56	$16.38
Tangible book value per share	15.61	15.21	14.27	15.61	14.27

Asset Quality:
Nonperforming assets
Nonaccrual loans	$11,084	$10,843	$16,187	$11,084	$16,187
Total nonperforming loans	$11,084	$10,843	$16,187	$11,084	$16,187

Loans 30 - 89 days past due	$5,812	$6,658	$2,630	$5,812	$2,630
Accruing loans 90 days or more past due	2,877	—	—	2,877	—

Nonperforming assets to total assets	0.15%	0.16%	0.20%	0.15%	0.20%
Loans 30 - 89 days past due to total loans	0.07%	0.09%	0.05%	0.07%	0.05%
Allowance for credit losses to loans held for investment	0.37%	0.44%	0.40%	0.37%	0.40%
Allowance for credit losses to nonaccrual loans	299.2%	302.70%	137.6%	299.2%	137.6%
Net charge-offs (recoveries) to average loans - annualized	(0.01)%	—%	0.01%	—%	—%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Banking:
Interest income	$89,971	$79,144	$61,403	$169,115	$120,541
Interest expense	6,476	3,413	3,387	9,889	8,235
Net interest income	83,495	75,731	58,016	159,226	112,306
Provision for credit losses	173	(792)	44	(619)	404
Noninterest income	5,857	7,531	7,199	13,388	12,508
Noninterest expense	42,032	40,101	28,868	82,133	57,447
Income before taxes on income	$47,147	$43,953	$36,303	$91,100	$66,963

Wealth Management:
Noninterest income	$7,980	$8,345	$7,240	$16,325	$14,163
Noninterest expense	6,189	6,644	5,372	12,833	11,103
Income before taxes on income	$1,791	$1,701	$1,868	$3,492	$3,060

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,690	1,237	106	2,927	167
Net interest income	(1,690)	(1,237)	(106)	(2,927)	(167)
Noninterest income	(437)	(449)	(404)	(886)	(728)
Noninterest expense	584	873	1,377	1,457	1,578
Income before taxes on income	$(2,711)	$(2,559)	$(1,887)	$(5,270)	$(2,473)

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2022	2022	2021	2021	2021
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,953,717	$3,284,003	$2,886,055	$2,518,151	$2,814,446
Single Family	958,348	911,438	933,445	818,968	812,728
Subtotal	4,912,065	4,195,441	3,819,500	3,337,119	3,627,174
Commercial properties	1,237,664	1,264,221	1,309,200	669,912	665,166
Land and construction	170,887	159,533	156,028	63,706	56,603
Total real estate loans	6,320,616	5,619,195	5,284,728	4,070,737	4,348,943
Commercial and industrial loans	2,593,948	1,754,279	1,598,422	1,217,078	1,142,766
Consumer loans	10,845	9,760	10,834	9,468	9,645
Total loans	8,925,409	7,383,234	6,893,984	5,297,283	5,501,354
Deferred fees and expenses	13,432	14,230	12,744	11,676	11,534
Total	$8,938,841	$7,397,464	$6,906,728	$5,308,959	$5,512,888

Loans held for sale	$485,296	$501,424	$501,436	$501,433	$498,319

Deposits:
Demand deposits:
Noninterest-bearing	$3,587,375	$3,296,118	$3,280,455	$2,995,570	$3,276,901
Interest-bearing	2,425,847	2,429,202	2,242,684	945,654	896,224
Money market and savings	2,869,719	2,592,437	2,620,336	2,290,380	2,256,952
Certificates of deposits	655,803	639,761	668,485	613,374	676,725
Total	$9,538,744	$8,957,518	$8,811,960	$6,844,978	$7,106,802

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$811,782	$549,198	$320,288	$1,360,980	$1,326,384
Single family	94,530	57,215	38,629	151,744	198,325
Subtotal	906,312	606,413	358,917	1,512,724	1,524,709
Commercial properties:
Non-owner occupied CRE	58,203	30,340	49	88,543	8,133
Owner-occupied CRE	32,875	15,333	8,930	48,208	42,206
Subtotal	91,078	45,673	8,979	136,751	50,339
Land and construction	30,101	28,651	2,533	58,752	19,632
Total real estate loans	1,027,491	680,737	370,429	1,708,227	1,594,680
Commercial and industrial loans	1,215,185	467,012	396,600	1,682,197	891,320
Consumer loans	1,221	160	269	1,380	6,544
Total	$2,243,897	$1,147,909	$767,298	$3,391,804	$2,492,544

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	3.62%	3.27%	3.33%	3.48%	3.58%
Single family	3.35%	3.16%	3.28%	3.28%	3.70%
Subtotal	3.60%	3.26%	3.33%	3.46%	3.60%
Commercial properties:
Non-owner occupied CRE	6.02%	3.13%	4.13%	5.03%	4.24%
Owner-occupied CRE	1.58%	4.08%	3.76%	2.38%	4.37%
Subtotal	4.42%	3.45%	3.76%	4.09%	4.35%
Land and construction	4.85%	4.46%	5.69%	4.66%	5.24%
Total real estate loans	3.71%	3.32%	3.35%	3.55%	3.64%
Commercial and industrial loans	3.75%	3.43%	3.35%	3.66%	3.36%
Consumer loans	4.37%	2.86%	0.00%	4.20%	4.19%
Total	3.73%	3.36%	3.35%	3.61%	3.54%

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Average Balances:
Cash, FHLB Stock, and Fed Funds	$569,002	$1,212,777	$727,053	$889,110	$720,750
Securities AFS	267,634	881,264	741,967	572,754	757,002
Securities HTM	949,893	316,595	—	634,994	—
Loans	8,497,504	7,529,037	5,780,494	8,015,946	5,583,216
Total interest-earnings assets	10,284,033	9,939,673	7,249,514	10,112,804	7,060,968
Deposits: interest-bearing	5,751,284	5,624,620	3,932,358	5,688,302	4,052,506
Deposits: noninterest-bearing	3,479,847	3,315,139	2,751,013	3,397,948	2,343,141
Borrowings	327,212	301,236	12,980	314,296	108,999

Average Yield / Rate:
Cash, FHLB Stock, and Fed Funds	0.93%	0.25%	0.27%	0.47%	0.25%
Securities AFS	3.00%	2.24%	2.66%	2.43%	2.68%
Securities HTM	1.94%	1.79%	—%	1.90%	—%
Loans	3.86%	3.84%	3.88%	3.85%	3.93%
Total interest-earnings assets	3.50%	3.19%	3.39%	3.35%	3.42%
Deposits (interest-bearing only)	0.44%	0.24%	0.35%	0.34%	0.40%
Deposits (noninterest and interest-bearing)	0.28%	0.15%	0.20%	0.22%	0.25%
Borrowings	2.27%	1.74%	3.26%	2.02%	0.73%
Total interest-bearing liabilities	0.54%	0.32%	0.35%	0.43%	0.41%

Net Interest Rate Spread	2.96%	2.88%	3.04%	2.92%	3.01%

Net Interest Margin	3.18%	3.00%	3.20%	3.10%	3.18%

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2022	2022	2021	2022		2021
Average shareholders' equity	$1,092,766	$1,069,096	$724,233	$1,080,696		$714,312
Less: Average goodwill and intangible assets	222,991	222,276	94,655	222,547		94,868
Average tangible common equity	$869,775	$846,820	$629,578	$858,149		$619,444

Net Income	$33,316	$30,836	$26,054	$64,152		$48,409
Plus: Amortization of intangible assets expense	491	509	410	1,000		842
Less: Tax effect on amortization of intangible assets expense	142	148	119	290		244
Net Income available to common shareholders	$33,665	$31,197	$26,345	$64,862		$49,007

Return on Average Equity(1)	12.2%	11.5%	14.4%	11.9%	%	13.6%	%
Return on Average Tangible Common Equity(2)	15.5%	14.7%	16.7%	15.1%	%	15.8%	%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%	29.0%	29.0%	29.0%		29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain on other equity investments and net gain on a sale-leaseback transaction.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Total noninterest expense	$48,805	$47,618	$35,617	$96,423	$70,128
Less: Amortization of intangible assets expense	491	509	410	1,000	842
Less: Merger related costs	-	(35)	1,166	(35)	1,166
Adjusted Noninterest expense	$48,314	$47,144	$34,041	$95,458	$68,120

Net interest income	$81,805	$74,494	$57,910	$156,299	$112,139
Plus: Total noninterest income	13,400	15,427	14,035	28,827	25,943
Less: Net gain on other equity investments			-	-	-
Less: Net gain on sale-leaseback	-	1,111	-	1,111	-
Adjusted Revenue	$95,205	$88,810	$71,945	$184,015	$138,082

Efficiency Ratio	50.7%	53.1%	47.3%	51.9%	49.3%

FIRST FOUNDATION INC. SECOND QUARTER 2022 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	June 30,	March 31,	June 30,
(in thousands, except per share amounts)	2022	2022	2021
Shareholders' equity	$1,102,909	$1,082,575	$734,018
Less: Goodwill and intangible assets	222,749	223,239	94,454
Tangible Common Equity	$880,160	$859,336	$639,564

Total assets	$11,249,240	$10,474,796	$7,939,134
Less: Goodwill and intangible assets	222,749	223,239	94,454
Tangible assets	$11,026,491	$10,251,557	$7,844,680

Equity to Asset Ratio	9.80%	10.34%	9.25%
Tangible Common Equity Ratio	7.98%	8.38%	8.15%

Book value per share	$19.56	$19.16	$16.38
Tangible book value per share	15.61	15.21	14.27
Basic common shares outstanding	56,386,914	56,514,168	44,819,743